Ex 99.1

                                     News
                                     Release
            Vectren Corporation
            One Vectren Square
            Evansville, IN 47708
October 5, 2005
FOR IMMEDIATE RELEASE

Media contact: Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

IURC approves Vectren’s weather mitigation settlement

Indianapolis, Ind. - Today, the Indiana Utility Regulatory Commission (IURC) approved the settlement agreement between Vectren Energy Delivery of Indiana, Inc. (Vectren; NYSE: VVC) and the Indiana Office of Utility Consumer Counselor (OUCC) for a normal temperature adjustment (NTA) billing mechanism.

The NTA mechanism will compare the actual weather experienced to normal weather. Individual customer distribution charges then will be adjusted on each monthly bill to reflect the differences between actual and normal weather. Each customer’s account will continue to be billed for actual gas consumed.

“Today’s decision is a win for our customers and our investors,” said Vectren Executive Vice President and Chief Financial Officer Jerome A. Benkert, Jr. “Our collaborative process with the OUCC, and the IURC finding, has resulted in rates that will mitigate the impact of weather on our Indiana distribution revenues. The NTA is especially important to customers if we have a cold winter this year given the high cost of natural gas.”

The mechanism should mitigate the swings in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. This process adjusts for differences between actual and normal weather and over time should be cost neutral to the customer and earnings neutral to Vectren.

“I’m pleased the IURC recognized the positive outcomes of this settlement,” said Indiana Utility Consumer Counselor Susan L. Macey. “As part of the process, the OUCC was able to negotiate other consumer-friendly terms, including a $1.5 million contribution to low-income heating assistance and procedural safeguards to ensure the NTA mechanism works as the parties envision.”

Vectren’s distribution charges represent between 20 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren’s system to its customers. The remaining 70 to 80 cents of each dollar represent the cost of the gas used by customers and is listed on the bill as “Gas Cost Charge.” Gas is purchased on the competitive wholesale market by Vectren on behalf of its customers, and its actions are subject to quarterly regulatory scrutiny under the state's Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Vectren utilizes a portfolio approach to purchase gas to reduce price volatility.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.